A special meeting of the fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	23,119,124,829.71	94.630
Withheld	1,311,945,572.61	5.370
TOTAL	24,431,070,402.32	100.000
Dennis J. Dirks
Affirmative	23,264,895,678.33	95.227
Withheld	1,166,174,723.99	4.773
TOTAL	24,431,070,402.32	100.000
Edward C. Johnson 3d
Affirmative	23,048,702,160.33	94.342
Withheld	1,382,368,241.99	5.658
TOTAL	24,431,070,402.32	100.000
Alan J. Lacy
Affirmative	23,227,703,560.69	95.074
Withheld	1,203,366,841.63	4.926
TOTAL	24,431,070,402.32	100.000
Ned C. Lautenbach
Affirmative	23,204,734,087.83	94.980
Withheld	1,226,336,314.49	5.020
TOTAL	24,431,070,402.32	100.000
Joseph Mauriello
Affirmative	23,241,851,999.48	95.132
Withheld	1,189,218,402.84	4.868
TOTAL	24,431,070,402.32	100.000
Cornelia M. Small
Affirmative	23,238,535,444.69	95.119
Withheld	1,192,534,957.63	4.881
TOTAL	24,431,070,402.32	100.000
William S. Stavropoulos
Affirmative	23,115,529,078.86	94.615
Withheld	1,315,541,323.46	5.385
TOTAL	24,431,070,402.32	100.000
David M. Thomas
Affirmative	23,252,717,495.51	95.177
Withheld	1,178,352,906.81	4.823
TOTAL	24,431,070,402.32	100.000
Michael E. Wiley
Affirmative	23,205,390,737.79	94.983
Withheld	1,225,679,664.53	5.017
TOTAL	24,431,070,402.32	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	18,156,725,598.66	74.318
Against	4,525,430,963.48	18.523
Abstain	1,194,721,132.34	4.890
Broker Non-Votes	554,192,707.84	2.269
TOTAL	24,431,070,402.32	100.000

A Denotes trust-wide proposal and voting results.